Exhibit 99.1

Cortland Bancorp Reports Record Profits of $1.33 Million for 1Q 2014

CORTLAND, Ohio – April 30, 2014 — Cortland Bancorp (OTCQB: CLDB), the holding company for Cortland Savings and Banking Company, today reported earnings increased 61% to $1.33 million, or $0.29 per share, compared to $830,000, or $0.18 per share, for the first quarter of 2013. Earnings results for the quarter were highlighted by an expanded net interest margin, continuation of stellar asset quality trends and improvement in the efficiency ratio.

“We are off to a great start this year delivering our most profitable quarter in over 10 years,” said James M. Gasior, President and Chief Executive Officer. “Return on average assets (ROAA), a key measure of bank profitability, rose to 0.99% in the first quarter, well above the average of 0.58% reported for the fourth quarter of 2013 by SNL Financial for the 622 banks that make up the SNL Micro-Cap Bank Index, and well above the levels Cortland has recorded in many recent quarters. Return on average equity (ROAE) was 10.45%; also well above the reported average ROAE of 6.06% for the SNL U.S. Micro-Cap Bank Index last quarter.”

First Quarter 2014 (at, or for the period March 31, 2014):

•	Earnings per share were $0.29, compared to $0.18 for the first quarter a year ago, and $0.17 for the fourth quarter of 2013, excluding the Other Than Temporary Impairment charges of $1.3 million on certain bank investment securities.

•	Net interest margin expanded 43 basis points to 3.70% for the first quarter, compared to 3.27% for the first quarter a year ago, and increased 7 basis points from 3.63% in the linked quarter.

•	Loans grew 5% to $312 million, compared to $297 million, at March 31, 2013.

•	Asset quality measures continued to improve with non-accrual loans, net charge-offs and provision for loan losses all declining during the quarter. Non-accrual loans decreased to 0.56% of total loans at year end, from 0.94% of total loans a year ago.

•	Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 15.98% and tangible equity to tangible assets of 9.95%.

•	Increased the quarterly cash dividend 67% to$0.05 per common share, from $0.03 per share in the preceding quarter, providing a current yield of 1.81% at current market prices.

Cortland Bancorp Reports Record Profits of $1.33 Million for 1Q 2014

April 30, 2014

Operating Results

“We are well positioned to continue delivering profitability, and grow our loan portfolio while investing excess liquidity into short-term investments and tax-advantaged municipal bonds,” added Gasior. “Core earnings capacity is strong, and our top line revenues remain steady.”

Net Interest Income

The net interest income increased 8.2% to $4.5 million for the first quarter of 2014, compared to $4.1 million for the first quarter of 2013, and increased 3.1% from $4.3 million for the fourth quarter of 2013, primarily due to higher average loan balances and lower cost of funds.

Net Interest Margin

The net interest margin expanded 41basis points to 3.70% for the first quarter of 2014, from 3.29% for the first quarter of 2013, and increased 7 basis points from 3.63% for the fourth quarter of 2013. The increase in the first quarter of 2014 from the comparable period was primarily due to lower costs of funds, substantially higher yields on securities, and a higher mix of loans in earnings assets. Impacting the margin in the first quarter, by approximately 5 basis points, was above average contribution from loan prepayment fees.

Non-Interest Income

Total non-interest income was $858,000 for the first quarter of 2014, compared to $1.3 million and $851,000 for the first and fourth quarters of 2013, respectively. The year-over-year decrease in non-interest income is attributable to declining mortgage loan volumes which generate income on loan sales.

“Last year, our strategic initiative to increase fee income was obviously impacted by dramatic reductions in mortgage refinance activities which led to our decision to close the wholesale mortgage operations,” stated David Lucido, S.V.P. and Chief Financial Officer. “Though disappointed that our success in mortgage and mortgage wholesale operations were short-lived, our entrance into the non-deposit investment advisory arena has been a pleasant surprise. Our Cortland Investment Group, which is now in its second full year of operations, continues to contribute to non-interest fee income adding $81,000 to quarterly revenues. Our financial advisors provide non-deposit investment advisory and sales services to customers in the bank’s branch network in affiliation with a third-party marketing and sales support provider. As assets under management grow, fee income from wealth management sources will enhance our revenue stream.”

Cortland Bancorp Reports Record Profits of $1.33 Million for 1Q 2014

April 30, 2014

Operating Expenses

Non-interest expense declined by $517,000 from the first quarter of 2013, and was down $382,000 from the fourth quarter of 2013, due to branch restructuring initiatives and the strategic decision management made during the third quarter of 2013 to close the wholesale mortgage operations because of rising interest rates and resulting reductions in mortgage refinance activity. Total noninterest expense for the first quarter of 2014 declined to $3.6 million, from $4.1 million for the first quarter of 2013, and decreased from $4.0 million for the fourth quarter of 2013.

The efficiency ratio for the first quarter of 2014 was 65.31%, compared to 74.39% for the first quarter of 2013, and 74.33% for the fourth quarter of 2013. The improvement in the efficiency ratio in the first quarter of 2014 was primarily attributable to personnel reductions in the mortgage unit and in certain branch offices including the Middlefield branch which was closed in the latter part of 2013.

Income tax expense for the first quarter of 2014 was $419,000, compared to $235,000 for the first quarter of 2013, and an income tax credit of $463,000 for the fourth quarter of 2013. “The effective tax rate for the first quarter of 2014 was 23.9%, which is a normalized tax rate for us, based on the current rate of profitability and tax free components of our revenue stream,” said Lucido.

Balance Sheet and Asset Quality

Total assets were $525.9 million at March 31, 2014, compared to $546.5 million at March 31, 2013, and $556.9 million at December 31, 2013. The decline in total assets was primarily due to the reduction of higher-cost time deposits in the mix of total deposits during the year, and a group of 60-day cash collateral loans totaling $27.5 million that boosted both loans and deposits at year end.

Cortland Bancorp Reports Record Profits of $1.33 Million for 1Q 2014

April 30, 2014

The investment securities available-for-sale totaled $162.5 million at March 31, 2014, compared to $176.0 million at March 31, 2013, and $160.9 million at December 31, 2013. At the end of March 31, 2014, the securities-available-for-sale were primarily comprised of high-grade mortgage-back securities issued by U.S. Government sponsored entities.

Total loans increased 4.9% to $312.2 million at March 31, 2014, compared to $297.5 million a year ago. Interest and fees on loans contributed $4.09 million to first quarter revenues. “We recently hired two additional officers to join our business development group to cultivate Small Business Administration (SBA) loans, to enhance Treasury Management product offerings and to round out our exceptional team of business development professionals. Commercial real estate loans and business loan demand is robust, and we have a strong team of highly-experienced bankers who are ideally positioned to serve businesses throughout our communities in 2014,” added Gasior.

“We remain focused on improving our credit risk profile demonstrated by our nonaccrual loans declining substantially year-over-year,” added Gasior. Nonaccrual loans declined to $1.84 million, or 0.59% of loans, at March 31, 2014, compared to $2.77 million, or 0.93% of loans, at March 31, 2013, and $1.94 million, or 0.56% of loans at year end 2013. At March 31, 2014, the allowance for loan losses covered 218% of nonaccrual loans, compared to 140% a year ago, and 193% at December 31, 2013.

Recoveries of $284,000 exceeded net charge-offs during the quarter, leaving a net charge - off ratio of-0.17% of total average loans. By comparison, net charge-offs were $134,000, or 0.17% of total average loans, for the first quarter in 2013, compared to $329,000, or 0.63% of total average loans for the fourth quarter of 2013.

The allowance for loan loss to total loans ratio was 1.30% at March 31, 2014, compared to 1.31% a year ago and 1.09% at December 31, 2013. The provision for loan losses was $150,000 in the first quarter of 2014, compared to $200,000 in the first quarter a year ago, and $150,000 in the fourth quarter 2013.

Capital and Dividends

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended March 31, 2014, capital ratios were as follows:

Ratio	Cortland Bancorp	Well-capitalized Minimum
Tier 1 leverage ratio	10.48%	5.00%
Tier 1 risk-based capital ratio	14.89%	6.00%
Total risk-based capital ratio	15.98%	10.00%

Cortland Bancorp Reports Record Profits of $1.33 Million for 1Q 2014

April 30, 2014

Reflecting the continued confidence supported by stable revenues from core operations, increasing loan production, and improving capital levels, Cortland announced it will increase its quarterly cash dividend this quarter. The cash dividend of $0.05 per share will be paid on May 28, 2014, to shareholders of record on May 12, 2014.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.

Forward Looking Statement.

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Reports Record Profits of $1.33 Million for 1Q 2014

April 30, 2014

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three months ended March 31, 2014	Three months ended March 31, 2013	Three month change	Three months ended December 31, 2013	One year change
SUMMARY OF OPERATIONS
Total interest income	$5,217	$5,045	3%	$5,129	2%
Total interest expense	(744)	(911)	-18%	(792)	-6%

Net interest income (NII)	4,473	4,134	8%	4,337	3%
Provision for loan losses	(150)	(200)	-25%	(150)	0%

NII after loss provision	4,323	3,934	10%	4,187	3%
Investment security gains (losses)	193	—	0%	(1,957)	110%
Total non-interest income (excluding investment losses)	858	1,271	-32%	850	1%
Total non-interest expense	(3,623)	(4,140)	-12%	(4,005)	-10%

Income before tax	1,751	1,065	64%	(925)	289%
Income tax expense (benefit)	419	235	78%	(463)	190%

Net income (loss)	$1,332	$830	60%	$(462)	388%

PER COMMON SHARE DATA
Net income (loss), both basic and diluted	$0.29	$0.18	60%	$(0.11)	363%
Book value	11.55	11.17	3%	10.94	6%
BALANCE SHEET DATA
Assets	$525,926	$546,467	-4%	$556,918	-6%
Investments	162,525	176,009	-8%	160,886	1%
Trading securities	7,450	—	0%	7,247	3%
Loans	312,223	297,463	5%	346,833	-10%
Loans held for sale	570	16,628	-97%	656	-13%
Deposits	417,369	441,010	-5%	448,669	-7%
Borrowings	38,427	45,015	-15%	46,404	-17%
Subordinated debt	5,155	5,155	0%	5,155	0%
Shareholders’ equity	52,309	50,570	3%	49,535	6%
AVERAGE BALANCE SHEET DATA
Average assets	$540,817	$558,013	-3%	$529,608	2%
Average loans	331,489	307,568	8%	314,171	6%
Average loans held for sale	644	23,946	-97%	2,142	-70%
Average deposits	425,772	451,269	-6%	426,522	0%
Average equity	50,990	49,480	3%	49,527	3%
ASSET QUALITY RATIOS
Loan charge-offs	(147)	(176)	-16%	(367)	-60%
Recoveries on loans	284	42	576%	38	647%

Net recoveries (charge-offs)	137	(134)	-202%	(329)	-142%

Net recoveries (charge-offs) as a percent of total average loans	-0.17%	0.17%	-195%	0.42%	-139%
Loans 30 days or more beyond their contractual due date or in non accrual status as a percent of total loans	1.16%	1.15%	1%	0.63%	84%
Loan loss reserve as a percent of total loans	1.30	1.31	-1%	1.09	20%
Non-accrual loans as a percent of total loans	0.59	0.93	-36%	0.56	6%
FINANCIAL RATIOS
Return on average equity	10.45%	6.71%	56%	-3.73%	380%
Return on average assets	0.99	0.59	66%	-0.35	382%
Net interest margin	3.70	3.29	12%	3.63	2%
Efficiency ratio	65.31	74.39	-12%	74.33	-12%
CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	15.98%	14.95%	7%	14.19%	13%
Tier 1 capital to risk-weighted assets	14.89	13.96	7%	13.26	12%
Tier 1 capital to average assets	10.48	10.03	4%	10.35	1%